                           LIMITED POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual, Tammy
Hinkle, does hereby appoint Katherine J. Ryan as her true and lawful attorney to execute and deliver for her and in her name all Forms 3, 4 and 5 filed on behalf of the undersigned with the Securities and Exchange Commission.

      The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby. The undersigned does hereby indemnify such attorney, and holds  such attorney harmless, from  all claims which may  be made against the  undersigned as a  result of his  serving as the  undersigned's attorney  except  to  the  extent  that  such  claims  result  from  his willful misconduct.

      This Power of Attorney shall terminate immediately upon the undersigned's written revocation hereof.

      IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney this 14th day of September, 2016.

                                               /s/ Tammy Hinkle
                                              ---------------------------------
                                              Tammy Hinkle